EXHIBIT 10.2

SOTHEBY’S

27 April 2009

Mr Robin Woodhead
Sotheby’s
34-35 New Bond Street
London
W1A 2AA

Re: Amendment to Employment Agreement

Dear Robin

I write further to your conversation with Patrick Van Maris earlier this month to confirm what we have agreed with you in relation to your remuneration going forward in response to the current challenges facing Sotheby’s business in this difficult economy. As you are aware, Sotheby’s highly compensated executive employees are being asked to agree to have their salary reduced effective 1 May 2009 as part of the Company’s initiatives to best position the organisation to address these challenges.

Your employment agreement dated 15 August 2006, as amended 7 March 2008, (“the Agreement”) is therefore further amended with effect from 1 May 2009 as follows:

1	Your basic salary will be reduced from GBP £300,000 to £250,000;

2

Your current salary of £300,000 will be used as the basis for calculating any amounts owed to you under the following paragraphs of the Agreement: 2.1 (Notice – but only if the Company gives you notice and not if you give the Company notice), 7.1, 7.2, (Benefits), 11.2 (Garden Leave), and 14 (Severance);

3

Should you be entitled to any company redundancy payment, this will be based on your salary of £300,000. For the avoidance of doubt, should you become entitled to benefits under the US Severance Plan, these are instead of and not in addition to any UK severance benefits you may be entitled to and are inclusive of any statutory redundancy payment; and

4	Under the terms of the UK pension scheme, your contributions and benefits will be based on your reduced salary, and will be subject to any Earnings Cap from time to time in force.

We are also considering the possibility of requiring all members of staff to take a period of unpaid leave. This is subject to consultation with a wider population and we will write to you again when and if we do go down that route.

Except as amended hereby, the Agreement remains in full force and effect in accordance with its terms.

We will review these reductions to salaries in twelve months with the Compensation Committee of the Board of Directors to determine if business conditions warrant the reinstatement of all or part of the salary decrease.

We greatly appreciate that you are accepting a reduction in compensation during this period of retrenchment for the Company’s business in a difficult word-wide economic environment.

If the above accurately sets out the understanding I should be grateful if you would sign below and return to me the enclosed copy of this letter.

Yours sincerely

For and on behalf of Sotheby’s

A company registered in England and Wales

By:

William S Sheridan, Director

Read, accepted and agreed on:

Date: 27. 04. 09

/s/ Robin Woodhead
Robin Woodhead